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                                                                    EXHIBIT 10.1

                                                               EXECUTION VERSION

                              EMPLOYMENT AGREEMENT

      THIS AGREEMENT (the "Agreement") is entered into on July 1, 2004, and effective as of April 1, 2004 (the "Effective Date"), by and between ATARI, INC. (the "Company") and BRUNO BONNELL, the undersigned individual ("Executive").

      IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

      1. Employment: As of the Effective Date, the Company employs Executive to render his services as Chairman of the Board, Chief Executive Officer, and Chief Creative Officer of the Company, reporting directly to the Company's Board of Directors (hereinafter "the Board"), and Executive agrees to perform such services, on the terms and conditions hereinafter set forth. During the Term, as hereinafter defined, Executive shall have the duties, responsibilities and authority commensurate with his position and such other duties commensurate with his position as assigned to him by the Board, and Executive shall devote a significant portion of (and at least a majority of) his full business time, skill and efforts to the business and affairs of the Company and its subsidiaries, including entities managed by the Company.

      2. Term: The term of this Agreement shall commence on the Effective Date and continue for a period of five (5) years (the "Initial Period"). Unless Executive's employment has otherwise been terminated in accordance with this Agreement, following the Initial Period this Agreement shall be extended automatically for up to two (2) additional one (1) year periods (each a "Renewal Term"), unless either party gives written notice in the manner specified herein at least six (6) months prior to the expiration of the Initial Period or any Renewal Term of such party's decision not to renew this Agreement, in which event the Term shall end at the conclusion of the then-current year of the Initial Period or Renewal Term. The "Term" of this Agreement shall be the Initial Period plus any Renewal Terms. Upon any such expiration of the Term, on termination of Executive's employment at such time or thereafter, Executive shall receive Accrued Amounts, any amounts or benefits due under any benefit or payroll plan or program and, subject to Section 4(b) hereof, a Pro Rata Bonus (as defined in Section 10(a) below) and have at least one (1) year thereafter to exercise any vested stock options or, if less, the remainder of the Term of the grant, provided that if such expiration is the result of the Executive giving notice of nonrenewal, such expiration shall be treated as a resignation other than for Good Reason by the Executive. Any employment of Executive after expiration of the Term shall be at will employment terminable by either party at any time with or without Cause or with or without Good Reason, except as may otherwise be specifically provided in a written agreement.

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                                       2



      3. Other Business Activity and Conflicts of Interest:

         (a) During the Term, subject to the provisions of this Agreement, Executive shall abide by the Company's written policies with respect to conflicts of interest. Without limiting the generality of the foregoing, except as provided in (b) below, Executive shall not engage in any activity which conflicts or interferes with the performance of Executive's duties hereunder, except that Executive shall be entitled to attend to personal and family affairs and investments, be involved in not for profit, charitable and professional activities, be involved in other business and creative endeavors (not involving video games) and with the prior consent of the Board, serve on public for profit boards, provided that the foregoing does not, in the aggregate, materially interfere with Executive's responsibilities hereunder, and except as otherwise approved in advance in writing by the Board. The Board hereby approves Executive's service on the boards of directors set forth in Exhibit A hereto.

         (b) Without limiting the generality of the foregoing, the parties acknowledge and agree that during at least a portion of the Term hereof, Executive shall be rendering his services to Infogrames Entertainment, SA ("IESA") as its Chairman of the Board and Chief Executive Officer (the "Other Position"), and that, provided Executive complies with the relevant provisions of this Agreement with respect to such Other Position, such rendering of services (and receipt of compensation and benefits therefrom) shall not be considered a conflict of interest and/or a breach of this Agreement, it being understood that in the event either Executive or either of the Boards of Directors of the Company or IESA reasonably determines that Executive's vote as a member of either Board of Directors on a particular topic might constitute a conflict of interest to the detriment of the Company or IESA, and so notifies Executive in writing, except a writing shall not be necessary if the conflict arises during a Director's meeting, prior to the vote, Executive shall recuse himself from discussion and voting in connection with such issue. The foregoing does not affect Executive's ability to vote, or take other actions on any issue as a Shareholder. Furthermore, Executive may be involved, from time to time, in other business and creative enterprises other than primarily involving creation and distribution of video games, provided that such activities shall be subject to Section 8 hereof and further provided that the foregoing activities and those under Section 3(a) hereof do not, in the aggregate, materially interfere with Executive's responsibilities hereunder. Executive shall keep the Board informed of any such business or creative enterprise at such time as they become material and concrete. If the manner of exploitation of any such activity or enterprise involves (i) video games or is, at the time such manner of exploitation is determined, otherwise directly competitive with any other business that the Company is then actively in or is actively contemplating entering into in the following six (6) months (any of the foregoing being the "Competitive Activity") and (ii) does not involve rights already owned by another person or entity (in which Executive or his immediate family does not own at such time more than ten percent (10%) of the equity in such entity) at the time Executive becomes involved in the project, the Executive shall use reasonable business efforts to cause the Company to be given a right of first offer on the Competitive Activity rights of such project in accordance with the provisions of Exhibit C if at the time such
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exploitation is to be commenced or the product for such exploitation is to be developed Executive is employed by the Company.

      4. Compensation:

         (a) Base Salary: For all of Executive's services to the Company and its subsidiaries, the Company shall pay to Executive a base salary at the rate of Five Hundred Thousand Euros (euro 500,000) per annum, payable in equal installments in accordance with the Company's customary payroll practice for its employees in effect at the time, but no less frequently than monthly. Executive's base salary may be reviewed annually for increase. Any such increases shall be in the sole discretion of the Company's Compensation Committee and subject to the approval of the Board. Executive understands and agrees that neither the Compensation Committee nor the Board is obligated to increase Executive's salary and any decision not to increase Executive's salary will not be deemed a breach of this Agreement.

            (b) Annual Incentive Payments:

                  (i) Executive shall be eligible for an aggregate annual discretionary incentive payment (the "Incentive Bonus") of up to a target of 100% of Executive's then-current annual base salary. The Incentive Bonus shall be structured as follows: (a) the Board, in it sole and unreviewable discretion, may award Executive annual incentive compensation of up to 30% of Executive's then-current annual base salary based upon the creative performance of the Company's business; and (b) the Board shall award Executive additional annual incentive compensation of up to 70% of Executive's then-current annual base salary based on the overall financial performance of the Company, in each case applying criteria and objectives similar to those it considers when determining incentive compensation for other similar senior executives of the Company for the same period of the Term. Upon expiration of the Term, the pro rata bonus for the fiscal year in which expiration occurs shall be based on actual financial results for the fiscal year for the full 100% of the bonus instead of only 70% of the bonus.

               (ii) In addition to the foregoing, the Board shall have sole and unreviewable discretion to award Executive additional incentive compensation at any time for significant product successes.

            (c) Direct Deposit of Monies: Provided Executive provides the Company with appropriate written authorization, all payments made under subsections (a) and (b) of this Paragraph 4 shall be deposited in Euros directly into an account maintained by Executive in France, which Executive shall designate as his "direct deposit" account, except that the Company shall deduct from such payments prior to their deposit any required federal, state and local United States tax and other payroll withholdings (including, to the extent required or elected, Social Security) and any other deductions or charges authorized by Executive. All conversions between Euros and dollars shall be in compliance with the requirements of the Internal Revenue Code.

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            (d) Long-Term Incentive:

            (i) On July 1, 2004, the Company shall grant Executive 2,000,000 Company stock options at fair market value on such date. The stock options will be subject to the following vesting schedule: (A) 25% of the options (i.e. 500,000 options) will vest on March 31, 2005; and (B) the remaining options (i.e. 1,500,000 options) will vest in accordance with the vesting schedule contained in the Company's 2000 Stock Option Plan (the "Plan") (i.e., 6.25% per calendar quarter, commencing with the July, 2005, calendar quarter). Notwithstanding the foregoing, the grant of the last 800,000 stock options that shall vest pursuant to the prior sentence shall be conditioned on the approval by the shareholders of the Company of an amendment to the Plan increasing the number of options that can be granted on July 1, 2004 to a sufficient number such that the grant of such 800,000 stock options to the Executive on July 1, 2004 shall not violate the limit on individual grant of stock options during a specified period under the Plan. The Company represents and warrants that the Board has approved such an amendment and the Company will seek approval of such amendment by the shareholders of the Company at the Company's next annual meeting.

               (ii) In addition to the above stock option grant, the Board shall have sole and unreviewable discretion to grant Executive additional stock options.

            (e) Expenses: Upon submission of itemized expense statements in the manner reasonably specified by the Company, Executive shall be entitled to reimbursement for reasonable business-related travel and other reasonable business expenses duly incurred by Executive in the performance of Executive's duties under this Agreement in accordance with the policies and procedures established by the Company from time to time for executives of the same level and responsibility as Executive. Executive shall have the use of a Company credit card and be entitled to business-related air travel in business class, or if not available, first class. Since Executive will also be providing services to IESA for which he will have to be in France, the Company shall pay at least 70% of Executive's expenses for travel between France and the United States, other than for personal travel (provided that travel between the United States and France to work for IESA or the Company shall not be considered personal travel) (and to the extent such payments are taxable to the Executive, gross up such amounts, such that Executive has no after tax cost therefor). Without limiting the generality of the foregoing, the Company hereby agrees to pay the legal fees incurred in connection with the preparation and negotiation of this agreement and to the extent taxable to the Executive provide a gross up such that Executive has no after tax cost therefor.

      5. Benefits:

         (a) During the Term, and subject to the terms and provisions of such plans, Executive shall be entitled to participate in the benefit plans and programs, and receive the benefits and perquisites, generally provided to the Company's executives of the same level and
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                                       5


responsibility as Executive to the extent Executive is otherwise eligible under the terms thereof. Nothing in this Agreement shall preclude the Company from terminating or amending from time to time any employee benefit plan or program. In addition, Executive shall be compensated for the cost of tax and financial advice and preparation on the same terms as typically provided to other expatriate senior executives of the Company, including for preparation of French and United States tax returns by the international accounting firm which has contracted with the Company to prepare returns for specific international executives. This advice and preparation shall be provided also for the year of expiration of the Agreement and the year of any termination other then a termination for Cause or voluntary without Good Reason. Said payments shall be grossed up as necessary to account for any applicable income or other taxes for which Executive may be responsible in connection therewith (including for the gross up payment).


            (b) During the Term, in addition to the benefits under (a) above, the Company shall provide Executive with, or pay the premium on, term life insurance on Executive's life in the amount of his Base Salary. Executive shall be entitled to name the beneficiary of such policy and such policy shall be portable. In the event Executive is not insurable by an amount equal to the cost at standard rates, the amount of insurance shall be that purchasable at standard rates.

      6. Relocation and Housing Allowance: The Company shall provide Executive with a relocation and housing allowance for the period commencing April 1, 2004 through December 31, 2005, which shall include reimbursement for Executive's actual and documented rent, security deposit, and broker commissions or fees; provided, however, that rent reimbursement will be capped at $7,600 per month through December 31, 2004 (the "2004 Cap") and $8,360 per month in 2005 (the "2005 Cap"). The Company shall also cover similar expenses incurred from January 1, 2004 through the Effective Date, subject to the 2004 Cap. The Company hereby agrees to execute any rent payment guarantees reasonably required by any third party as a result of Executive's international status in connection with Executive's living accommodations. All relocation and housing allowances made under this Paragraph shall be grossed up as necessary to account for any applicable income or other taxes for which Executive may be responsible in connection therewith, including as a result of the gross up. If Executive's employment hereunder is terminated prior to December 31, 2005 by the Company without Cause or as a result of Disability, as a result of the Executive's death or by the Executive for Good Reason, the Company will assume all of Executive's obligations with respect to his housing through December 31, 2005, subject to the 2004 Cap and the 2005 Cap.

      7. Place of Employment: Executive's services hereunder shall be rendered primarily at the Company's office in New York City, New York. The Company may, however, from time to time require Executive to travel to and render services elsewhere, as the Company may reasonably deem necessary.
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      8. Restrictive Covenants:

         (a) Confidential Information; Non-Solicitation:

               (i) Existence of Confidential Information. The Company owns and has developed and compiled, and will develop and compile, certain proprietary techniques and confidential information which have great value to its business (referred to in this Agreement, collectively, as "Confidential Information"). Confidential Information includes not only information disclosed by the Company to Executive, but also information developed or learned by Executive during the course or as a result of employment with the Company, which information shall be the property of the Company. Confidential Information includes all information that has or could have commercial value or other utility in the business in which the Company is engaged or contemplates engaging, and all information of which the unauthorized disclosure could be detrimental to the interests of the Company, whether or not such information is specifically labeled as Confidential Information by the Company. By way of example and without limitation, Confidential Information includes any and all information developed, obtained, licensed by or to or owned by the Company concerning trade secrets, techniques, know-how (including designs, plans, procedures, merchandising, marketing, distribution and warehousing know-how, processes, and research records), software, computer programs, and any other intellectual property created, used or sold (through a license or otherwise) by the Company, Electronic Data Information know-how and processes, innovations, discoveries, improvements, research, development, test results, reports, specifications, data, formats, marketing data and plans, business plans, strategies, forecasts, unpublished financial information, orders, agreements and other forms of documents, price and cost information, merchandising opportunities, expansion plans, store plans, budgets, projections, customer, supplier, licensee, licensor and subcontractor identities, characteristics, agreements and operating procedures, and salary, staffing and employment information. Notwithstanding the foregoing, Confidential Information shall not include information which (A) is or becomes generally available to the public or is, at the time in question, in the public domain other than as a result of a disclosure by Executive, (B) was available to Executive on a non-confidential basis prior to the date of this Agreement, (C) becomes available to Executive from a source other than the Company, its agents or representatives (or former agents or representatives), or (D) is required to be disclosed pursuant to law; provided, that Executive shall provide the Company with prompt notice of such required disclosure, and Executive shall reasonably cooperate with the Company (at Company expense) to enable the Company to seek a protective order; provided, further, that in the case of (C) above, the source of such information was not bound by a confidentiality agreement with the Company.

               (ii) Protection of Confidential Information. Executive acknowledges and agrees that in the performance of duties hereunder the Company discloses to and entrusts Executive with Confidential Information which is the exclusive property of the Company and which Executive may possess or use only in the performance of duties for the Company. Executive also acknowledges that he is aware that the unauthorized disclosure of Confidential Information, among other things, may be prejudicial to the Company's interests, an invasion of
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                                       7


privacy and an improper disclosure of trade secrets. Executive shall not, without the prior written consent of the Board, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any corporation, partnership, individual or other third party, other than in the course of Executive's responsibilities and, as he deems in good faith, for the benefit of the Company, any Confidential Information, either during the Term or thereafter, provided that the Company acknowledges that IESA is a majority shareholder of Atari and, accordingly, disclosure of Confidential Information to IESA shall not be deemed a violation of this provision. In the event Executive desires to publish the results of Executive's work for or experiences with the Company through literature, interviews or speeches, Executive will submit requests for such interviews or such literature or speeches to the Board at least fourteen
(14) days before any anticipated dissemination of such information for a determination of whether such disclosure is in the best interests of the Company, including whether such disclosure may impair trade secret status or constitute an invasion of privacy. Executive agrees not to publish, disclose or otherwise disseminate such information without the prior written approval of the Board.

               (iii) Proprietary Information. Executive will hold in strictest confidence and will not disclose, use, or publish, any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with Executive's work for the Company or unless an officer of the Company expressly authorizes such in writing, provided that the foregoing shall not apply to disclosure of confidential Proprietary Information to IESA. Subject to Section 9 of this Agreement, Executive hereby assigns to the Company any rights Executive may have or acquire in such Proprietary Information and recognizes that all Proprietary Information shall be the sole property of the Company and its assigns, and that the Company and its assigns shall be the sole owner of all title, patent rights, copyrights, trade secret rights, moral rights, and all other rights throughout the world (collectively, "Proprietary Rights") in connection therewith.

               For purposes of this Agreement, "Proprietary Information" is information that was or will be developed, created, or discovered by or on behalf of the Company, including without limitation, by Executive in the course of his work for the Company, or which became or will become known by, or was or is conveyed to the Company, which has commercial value in the Company's business and is subject to Section 9 of this Agreement.. By way of illustration, but not limitation, "Proprietary Information" includes (a) inventions (whether patentable or not), mask works, trade secrets, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, consumer preference algorithms, strategic alliances, application or other developments, know-how, technology, improvement, discoveries, designs and techniques (collectively referred to herein as "inventions"), and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and information regarding the skills and compensation of other employees of or consultants to the Company.

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                                       8


               (iv) Enforcement of Proprietary Rights. Executive will assist the Company in every proper way to obtain and from time to time enforce United States and foreign Proprietary Rights relating to Company Inventions (as defined in Section 9(c) of this Agreement) in any and all countries, including without limitation, executing, verifying and delivering such documents and performing such other acts (including, at Company expense, appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, Executive will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. To that end Executive will execute, verify, and deliver such documents and perform such other acts (including, at Company expense, appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, Executive will execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designee. Executive's obligation to assist the Company with respect to Proprietary Rights relating to Company Inventions in any and all countries shall continue beyond the termination of this Agreement, provided that the Company shall compensate Executive at a reasonable rate for the time actually spent by Executive at the Company's request, if any, on such assistance after termination of Executive's employment. In the event the Company is unable for any reason, after reasonable effort, to secure Executive's signature on any document needed in connection with the actions specified in this paragraph, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive's agent and attorney in fact, to act for and in Executive's behalf to execute, verify, and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph thereon with the same legal force and effect as if executed by Executive. Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which Executive now or may hereafter have for infringement of any Proprietary Rights owned by the Company pursuant to this Agreement.

               (v) Third Party Information. Executive will hold confidential or proprietary information that the Company has received and in the future may receive from third parties ("Third Party Information"), subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes, in the strictest confidence and will not disclose (to anyone other than Company or IESA personnel who need to know such information in connection with their work for the Company), use, or publish except in connection with Executive's work for the Company, such Third Party Information unless expressly authorized by an officer of the Company in writing or in compliance with legal process or governmental inquiry.

               (vi) Deliverer of Records, Etc. In the event Executive's employment with the Company ceases for any reason, Executive will not remove from the Company's premises without its prior written consent any records, files, drawings, documents, equipment, materials and writings belonging to the Company, including those which relate to or contain Confidential Information, or any copies thereof (other than Executive's rolodex and similar
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                                       9



address books, provided that they only contain names, addresses, telephone numbers, and similar contact information, and further provided that the Executive, upon written request, shall furnish the Company with a copy of such rolodex and similar address books). Upon request or when employment with the Company ends, Executive will immediately deliver the same to the Company.

               (vii) Non-Solicitation/Non-Hire. Executive acknowledges and agrees that any attempt to interfere with the Company's existing employment relationships would result in significant harm to the Company's interests. Accordingly, Executive agrees that during his employment with the Company (whether under this Agreement or otherwise) and for a period of twenty-four (24) months after such employment ends (regardless of reason), Executive will not, except in the good faith performance of his duties while employed by the Company, in any way, directly or indirectly, solicit any employee of the Company to terminate his or her employment with the Company, or hire any person who is then an employee of the Company and, if after termination of employment, was an employee of the Company on the date of termination, provided that the foregoing shall not apply to general advertising not specifically targeted at employees of the Company.

            (b) Non-Competition: Executive hereby agrees and covenants that, for the greater period of either: (i) six (6) months after Executive's employment with the Company ends (regardless of reason); or (ii) the number of months for which Executive will receive severance payments under Paragraph 10 of this Agreement, Executive will not render services to the eight entities set forth on a list provided by the Company to the Executive simultaneously herewith (the "Listed Entities"), provided that the foregoing shall not apply to continuation of matters permitted and done in accordance with Section 3 hereof which were commenced at a time when an entity was not a Listed Entity. The Listed Entities named herein may be amended from time to time in the Company's sole discretion by written notice to Executive, provided that the Listed Entities will, at no time, include more than eight entities, all such entities shall be competitive with the business of the Company, and any such amendment shall be effective only if written notice thereof shall have been given to Executive at least 90 days prior to the effective date of Executive's termination of employment. Nothing in this Paragraph 8(b) shall prohibit Executive from being employed, or providing services, in a non-competitive position with a large conglomerate that owns one of the foregoing. In the event the length of Executive's non-compete obligation under this Paragraph 8(b) exceeds twelve (12) months, at any time after the end of the initial twelve (12) months, Executive may elect to forfeit the right to future severance pay in exchange for termination of this non-compete provision upon written notice to the Company. If Executive voluntarily resigns without Good Reason and begins to render services to one of the Listed Entities within six (6) months of his termination of employment in violation of the obligations under this paragraph, the Executive shall repay the Company, in cash, within five business days after demand is made therefore by the Company, the total amount of the "Award Gain" (as defined herein) realized by the Executive upon any exercise of Company stock options that occurred on or after the date that is six (6) months prior to the date the Executive began to render services to the Listed Entity in violation of the obligations under this paragraph.
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                                       10


The term "Award Gain" shall mean the product of: (x) the fair market value per share of stock on the date of such exercise (without regard to any subsequent change in the market price of shares) minus the exercise price, times (y) the number of shares as to which the option was exercised at that date.

            (c) Non-Disparagement: During the Term and thereafter, Executive and the Company each agree that he or it will take no unnecessary action which is intended, or would reasonably be expected, to harm the other's reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to the other. Nothing in this Paragraph 8(c) shall preclude Executive from making non-defamatory statements regarding the Company and taking other actions in the course of engaging in legitimate competitive activities.

      9. Rights to Results of Services:

            (a) Subject to the remainder of this paragraph, in addition to Executive's services, the Company shall own, and Executive hereby sells, grants, assigns, transfers and sets over to the Company, all rights of every kind in and to all results and proceeds of Executive's services hereunder, including, without limitation, all documents prepared or compiled by Executive in connection with such services. Executive's creative services hereunder relate only to video games and derivatives of video games created for the Company, which shall be all video games except as provided below. The Company shall have no right of any kind hereunder in any intellectual properties created by Executive for IESA with regard to, or derived from, video games and other intellectual properties currently owned by IESA or with regard to developments of video games done by IESA for the Company or any other entity pursuant to a developmental contract. In addition, the Company shall have no right hereunder to any intellectual property created by Executive, including, but not limited to, movies, books, DVDs, television programs and designs (and video games based on the foregoing if the video games are derivatives of the foregoing as opposed to the foregoing being derivatives of the video games) other than video games and derivatives thereof as provided above. In the event an agreement is entered into pursuant to Exhibit C hereto, the Company shall have such rights as provided therein. At all times, Executive shall own his name and image and the Company shall have no right in it, except it may identify the Executive as the creator of products.

            (b) Notwithstanding any other provision of this Agreement to the contrary, this Agreement does not obligate Executive to assign or offer to assign to the Company any of Executive's rights in an invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on Executive's own time, unless (1) the invention resulted from work performed by Executive for the Company, (2) the invention relates to the business of the Company, or (3) the invention relates to the Company's actual or demonstrably anticipated research or development provided however, that any work Executive expends in connection with such excluded inventions shall be done on Executive's own time, during non-working hours, and not interfere with Executive's full and faithful performance of Executive's duties as an employee or consultant of the Company, and in
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                                       11


any event, there shall be no obligation or offer to assign any invention not covered by the grant in (a) above.

            (c) Inventions assigned to or otherwise held by the Company pursuant to paragraph (b) above are hereinafter referred to as "Company Inventions."

            (d) Executive expressly assigns any rights that Executive may have to control the content or appearance of any Company Invention, to seek credit as its author/inventor or to seek compensation for such Company Invention. To the extent that assignment of these rights is not permitted under applicable law and to the extent the law permits a waiver of those rights, Executive hereby waives any of Executive's rights in any Company Invention.

            (e) Inventions, if any, patented or unpatented, which Executive made prior to the commencement of Executive's employment relationship with the Company and to which Executive claims ownership ("Pre-existing Inventions") are excluded from the scope of this Agreement; provided, however, that Executive shall maintain appropriate documentation to establish the existence and scope of any Pre-existing Inventions.

      10. Termination:

            (a) Death of Executive: Executive's employment shall terminate automatically upon Executive's death. If Executive's employment under this Agreement is terminated by reason of Executive's death, the Company shall pay to Executive's designated beneficiary or estate, as appropriate: (i) any accrued amounts, including any salary that Executive has earned but that remains unpaid as of the date of such termination, any accrued but unused vacation, any unreimbursed business expenses and any bonus due for any completed fiscal year ("Accrued Amounts"); and (ii) a pro rata portion of Executive's annual incentive for the year of Executive's death based on actual results and the relative period of such year through which Executive was employed (the "Pro Rata Bonus"). Further, all stock options previously granted to Executive by the Company shall vest immediately upon Executive's death and be exercisable for a period of one
(1) year thereafter or, if less, the remainder of the term of the grant. Nothing in this Paragraph 10(a) shall affect any entitlement of Executive's heirs to the benefits of any life insurance plan or other applicable benefits, including but not limited to as provided in Sections 5 and 6 hereof.

            (b) Disability of the Executive: The Company may, at its option, terminate Executive's employment by written notice given to the Executive while he remains incapacitated if Executive shall fail, by virtue of or by reason of some physical or mental impairment, to perform Executive's duties hereunder for a period of six (6) consecutive months or more. In the event of such termination, Executive shall remain eligible for such short-term and long-term disability benefits as the Company provides to its senior executives generally at that time to the extent Executive is eligible for those benefits under the provisions of those plans as amended from time to time. In that regard, following such termination of this Agreement, Executive shall be considered an employee solely for the purpose of applying for and receiving disability payments (both temporary and long-term) in accordance with the terms and conditions of such disability plans in effect at the time. During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental injury or illness, Executive shall continue to receive the compensation and benefits provided by Paragraphs 4, 5 and 6 hereof until Executive's employment hereunder is terminated; provided, however, that the amount of compensation and benefits received by Executive during said period shall be reduced by the aggregate amounts, if any, payable to Executive under the Company's disability benefit plans and programs or under the Social Security disability insurance program covering the same period of time. In the event of termination for disability under this Paragraph 10(b), the Company will pay Executive his Accrued Amounts, the Pro Rata Bonus and any amounts or rights due under any benefit plan or program, including but not limited to as provided in Sections 5 and 6 hereof. Further, all stock options previously granted to Executive by the Company shall vest immediately upon Executive's termination for disability under this Paragraph 10(b) and be exercisable by Executive for a period of one (1) year thereafter or, if less, the remainder of the term of the grant.

            (c) Voluntary Quit: The Executive may voluntarily resign at any time with or without Good Reason. If Executive resigns voluntarily for any reason (other than for "Good Reason" as defined herein), the Company will pay Executive his Accrued Amounts and any amounts or rights due under any benefit plan or program, and shall have no further obligations under this Agreement, except as provided herein with regard to indemnification and director and officer liability insurance All of Executive's unvested stock options will terminate immediately upon Executive's notice of resignation or Executive's actual resignation, whichever occurs first. Any vested stock options will be exercisable for a period of thirty (30) days following Executive's actual resignation date.

            (d) Termination for Cause: The Company shall have the right to terminate the Executive's services for "Cause" during the Term. For purposes of this agreement, "Cause" shall be defined as:

               (i) Willful and material breach of any of the restrictive covenants set forth in Paragraph 8 of this Agreement;

               (ii) Willful failure or refusal to attempt to perform any of Executive's material duties, responsibilities, or obligations under this Agreement, provided that Executive has received written notice from the Company setting forth the manner in which Executive has failed or refused to attempt to perform his duties, responsibilities or obligations, has been given an opportunity to cure within ten (10) days;

               (iii) Any willful act involving material fraud, theft, misappropriation of funds, embezzlement or dishonesty with regard to the Company;

               (iv) Conviction of a felony or plea of nolo contender involving a felony, whether or not involving the Company (excluding cases based solely on Executive's vicarious liability for the conduct of the Company or others, and cases involving traffic violations); or

               (v) Gross neglect or willful misconduct in carrying out Executive's duties, responsibilities, or obligations under this Agreement, which has a materially adverse effect on the Company.

            Prior to termination for Cause, Executive shall be entitled to receive written notice from the Company stating the grounds therefor, and shall have an opportunity to be heard with counsel at a special Board meeting. No act shall be deemed willful, if taken in good faith and with a reasonable belief that it was in the best interests of the Company.

            In the event the Company terminates the Executive for Cause he shall receive his Accrued Amounts (other than any prior year bonus) and as provided under any benefit or equity plan or program. In such event all unexercised stock options, whether or not vested, shall immediately cease to be exercisable and shall be forfeited.

            (e) Termination Without Cause or for "Good Reason" by Executive Prior to a "Change in Control": In the event the Company terminates the Executive's employment under this Agreement during the Term and prior to a "Change in Control" (as defined herein), other than as provided in (g) below, for any reason other than death, disability, or for Cause, or if Executive voluntarily resigns for "Good Reason" (as defined herein) prior to a Change in
Control:

               (i) The Company will pay Executive his then-current annual base salary for a period of twelve (12) months;

               (ii) The Company will pay Executive an amount equal to the target Incentive Bonus for the fiscal year of termination when annual bonuses would otherwise be received;

               (iii) The Company will continue to provide Executive with any medical, health and life insurance that Executive elected during his employment, and continue to pay the Company's portion of the premiums therefor, for a period of twelve (12) months following Executive's termination or until Executive is eligible to receive such benefits coverage from a new employer, whichever comes first;

               (iv) All of Executive's stock options shall immediately vest upon Executive's termination under this Paragraph 10(e), and all vested options shall remain exercisable for a period of one (1) year thereafter or, if less, the remainder of the term of the grant;(v) The Company will pay Executive the Accrued Amounts and the Pro Rata Bonus; and

               (v) The Executive shall be entitled to any amounts or rights under any benefit plan or program, including but not limited to as provided in Sections 5 and 6 hereof.

      All payments and benefits under this Paragraph 10(e) are subject to Executive's ongoing compliance with the non-compete provision in paragraph 8(b) of this Agreement, and are conditioned on Executive executing a waiver and release of all known and unknown claims against the Company, in substantially the form annexed hereto as Exhibit B.

            (f) Termination Without Cause or for "Good Reason" by Executive Within 24 Months After a "Change in Control": In the event that the Company terminates Executive's employment under this Agreement during the Term and within twenty-four (24) months after the occurrence of a Change in Control or as provided in (g) below for any reason other than for death, disability, or for Cause, or if Executive voluntarily resigns for Good Reason within twenty-four
(24) months after the occurrence of a Change in Control or as provided in (g) below:

               (i) The Company will pay Executive an amount equal to two (2) times the sum of (x) his then current annual base salary and (y) the Incentive Bonus payment Executive received from the Company for the immediately preceding bonus year (or if higher, the Incentive Bonus payment made to the Executive with respect to the full fiscal year immediately preceding the Change in Control) in twenty-four (24) equal monthly installments commencing with the first day of the month after such termination;

               (ii) The Company will continue to provide Executive with any medical, health and life insurance that Executive elected during his employment, and continue to pay the Company's portion of the premiums therefor, for a period of twenty-four (24) months following Executive's termination or until Executive is eligible to receive such benefits coverage from a new employer, whichever comes first;

               (iii) All of Executive's stock options shall immediately vest upon Executive's termination under this Paragraph 10(f), and all vested options shall remain exercisable for a period of one (1) year thereafter or, if less, the remainder of the term of the grant;

               (iv) The Company will pay Executive the Accrued Amounts and the Pro Rata Bonus; and

               (v) The Executive shall be entitled to any amounts or rights under any benefit plans or program, including but not limited to as provided in Sections 5 and 6 hereof.

            All payments and benefits under this Paragraph 10(f) are subject to Executive's ongoing compliance with the non-compete provision in Section 8(b) of this Agreement, and are conditioned on Executive executing a waiver and release of all known and unknown claims against the Company, substantially in the form annexed hereto as Exhibit B.

            (g) For purposes of the Agreement, if the Executive's employment with the Company is terminated without Cause or the Executive terminates with Good Reason prior to the date on which the Change in Control occurs, but the Executive reasonably demonstrates that the termination (i) was at the request of a third party who had taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control which has been threatened or proposed, such termination shall be deemed to have occurred after a Change in Control for purposes of this Agreement provided a Change in Control shall actually have occurred.

            (h) Payment of Excise Taxes:

               (i) If any payment or payments to Executive under this Paragraph 10 or under any other plan, program, arrangement, or agreement of the Company or any other person in connection with the Company is subject to excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), or any successor or similar provision of the Code, the Company shall pay Executive an additional amount (the "Gross Up") such that the net amount retained by Executive after deduction of any such excise tax and any income or employment tax, social security tax, excise tax, or interest or penalties imposed on amounts paid under this Paragraph 10(h) shall be equal to the full amount of the intended payment.

               (ii) For purposes of determining the Gross Up, Executive shall be deemed to pay federal, state, and local income tax at the highest marginal rate of applicable taxation in the calendar year in which the payment is made. The determination of whether excise tax is payable, including whether any exception may apply, and if so the amount thereof shall be made upon the opinion of tax counsel (delivered to the Company and Executive) selected by the Company and reasonably acceptable to Executive, applying the following rules: (A) all payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to excise tax unless in the opinion of counsel such payments do not constitute parachute payments or such excess parachute payments represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the "base amount" within the meaning of Section 280G(b)(3) of the Code or are otherwise not subject to excise tax; and (B) the value of any non-cash or deferred payments or benefits shall be determined by an independent accounting firm selected by the Company and reasonably acceptable to Executive in accordance with the principles of Section 280G(d)(3) and (4) of the Code. All fees, costs, and expenses of tax counsel and any accounting firm or other advisor retained in accordance with this paragraph shall be borne solely by the Company.

               (iii) The Gross Up, if any, shall be paid to Executive in cash and in a lump sum within thirty (30) days after the date on which the amount thereof has been determined or is reasonably determinable by tax counsel, and in any event not later than forty-five (45) days following termination of Executive's employment; provided, however, that if the amount of the Gross Up cannot be finally determined at or before such time, the amount paid shall be the estimated full amount of the Gross Up as reasonably determined by tax counsel in good faith and in accordance with the principles of the preceding paragraph. If such an estimated Gross Up is paid, or if the opinion of tax counsel is not finally accepted by the Internal Revenue Service, then appropriate adjustments shall be computed (with additional Gross Up, if necessary) by tax counsel based upon the final amount of excise tax, and any additional amount due to Executive as a result of such adjustment (including any interest or penalties owed by Executive by reason of any underpayment) shall be paid in cash and in a lump sum within thirty (30) days of such computation. Any amount due the Company as a result of such an adjustment shall be paid by Executive in cash in a lump sum within thirty (30) days of such computation.

               (iv) The gross up shall be recalculated and a further payment made to Executive if: (x) the Internal Revenue Service disagrees with the position of the tax counsel, (y) under applicable law, the excess parachute payments are required to be recalculated, or (z) permissive recalculation of the excess parachute payment is permitted and the Company elects to do so.

      11. Good Reason:

          (a) For purposes of this Agreement, except as expressly specified in the last sentence paragraph (b) below, "Good Reason" shall be defined as any of the following: (i) a change in Executive's direct reporting relationship to the Board; (ii) a diminution in Executive's job title (other than temporarily while Executive is incapacitated); (iii) a material diminution or adverse change (other than temporarily while Executive is incapacitated) in Executive's position, office or duties (including, but not limited to, Executive's removal from or non-re-election to the Board); (iv) the assignment of duties inconsistent with Executive's position; (v) a decrease in Executive's base salary or target annual incentive compensation opportunity; (vi) a material breach of this Agreement by the Company, which remains uncured, if curable, after more than ten (10) days after the giving of written notice by the Executive; or (vii) the failure to secure and deliver to Executive, a written assumption of the Company's obligations under this Agreement from any successor.

            (b) Notwithstanding anything to the contrary expressed or implied in paragraph 11(a) above, the parties acknowledge and agree that during the Term, Executive and the Board may agree that an additional senior executive (an "Additional Executive") should be appointed as Chief Executive Officer of the Company to assume some of the day-to-day duties theretofore undertaken by Executive hereunder, in order to enable the Executive to devote substantially and comparatively more of his time to his creative role for the Company. In such case, this event shall not be considered "Good Reason" for the purposes of this Agreement so long as Executive approves, in writing, the change and the person appointed to such position.

      12. Change in Control:

          (a) For purposes of this Agreement, a "Change in Control" shall mean any of the following occurrences:

               (i) Any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 ("Exchange Act")), other than IESA, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company's then outstanding securities (other than as a result of a merger or consolidation covered by clause 12(c) below in connection with a merger involving the Company which would result in voting securities of the Company outstanding immediately prior thereto continuing to represent more than 65% of the combined voting power of the voting securities of the Company or the surviving entity (or its parent) outstanding immediately after such merger or consolidation);

               (ii) During any period of two consecutive years, individuals who at the beginning of such period constitute the Board of the Company, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i),
(iii) or (iv) of this definition) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

               (iii) The consummation of a merger or consolidation of the Company with any other entity, other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 65% of the combined voting power of the voting securities of the Company or such surviving entity (or its parent) outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined, but not including IESA) acquires more than 35% of the combined voting power of the Company's then outstanding securities; or

               (iv) The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

      13. Applicable Law; Arbitrations, Etc.:

          (a) THIS AGREEMENT WAS NEGOTIATED AND ENTERED INTO WITHIN THE STATE OF NEW YORK. ALL MATTERS PERTAINING TO THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE WHOLLY PERFORMED THEREIN (WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS PRINCIPLES UNDER NEW YORK
LAW).

          (b) Subject to the provisions of Paragraph 13(c) of this Agreement, any and all controversies or claims arising out of or relating to this Agreement, its performance, construction, interpretation or breach, or otherwise relating to or arising from Executive's employment or the termination thereof (including claims for employment discrimination), shall be resolved by final and binding arbitration, to the greatest extent allowed by law, which arbitration will be conducted in New York County in accordance with the rules of the American Arbitration Association then in effect, and any award that may be rendered by the arbitrator or arbitrators may be enforced in any court of competent jurisdiction. The arbitrator shall have no authority to change or modify any provision of this Agreement. With respect to any dispute arising prior to a Change in Control and not during the Protected Pre Change in Control Period, the prevailing party in any such arbitration, as determined by the arbitrator, shall be entitled to reimbursement by the other party for its reasonable attorneys' fees incurred in connection with the dispute; provided, however, no award of attorneys' fees shall be made against Executive unless it is found by the arbitrator that his overall position was frivolous or taken in bad faith. With respect to any dispute arising after a Change in Control or during the Protected Pre Change in Control Period, Executive shall be entitled to reimbursement for reasonable attorneys' fees in all instances unless it is determined by the arbitrator that Executive's overall position is frivolous or that Executive brought it in bad faith and the Company shall not be entitled to reimbursement even if it prevails except if Executive's overall position is found by the arbitrator to have been frivolous or taken in bad faith.

          (c) Notwithstanding the provisions of Paragraph 13(b) of this Agreement, either party may bring a court action in equity for an injunction or other equitable relief or for interim relief pending a decision by the arbitrator with regard to Section 8 hereof. Any court action under this section may be brought in state or federal court within New York County, and the parties each agree to waive any objection they may have to the in personam jurisdiction or venue of any such court.

          (d) Nothing in this Agreement shall be construed to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this agreement and any material present or future statute, law, governmental regulation or ordinance as a result of which the parties have no legal right to contract or perform, the latter shall prevail, but in such event the provision(s) of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it or them within the legal requirements.

      14. Assignment and Transfer:

          (a) The Company: This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company to, and only to, any purchaser of all or substantially all of the Company's business or assets, any successor to the Company or any assignee thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise). The Company will require any such purchaser, successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase, succession or assignment had taken place in a writing delivered to the Executive.

          (b) Executive: Executive's rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there be no such designee, to Executive's estate.

      15. Miscellaneous:

            (a) Other Obligations: Executive represents and warrants that neither his employment with the Company nor his performance of his obligations hereunder will conflict with or violate or otherwise are inconsistent with any other obligations, legal or otherwise, which Executive may have, except that the Company is aware of Executive's fiduciary obligation to IESA.

            (b) Cooperation: Following termination of employment with the Company, Executive shall cooperate with the Company, as reasonably requested by the Company and at the Company's expense for Executive's out-of-pocket expenses, to effect a transition of Executive's responsibilities and to ensure that the Company is aware of all material matters being handled by Executive.

            (c) Entire Agreement: This Agreement contains the entire agreement and understanding between the parties hereto in respect of the subject matter hereof and supersedes, cancels and annuls any prior or contemporaneous written or oral agreements, understandings, commitments and practices between them respecting the subject matter hereof, including all prior employment agreements, if any, between the Company and Executive, which agreement(s) hereby are terminated and shall be of no further force or effect.

            (d) Amendment: This Agreement may be amended or terminated only by a writing which makes express reference to this Agreement as the subject of such amendment or termination and which is signed by Executive and, on behalf of the Company, by its duly authorized officer.

            (e) Severability: If any term, provision, covenant or condition of this Agreement or part thereof, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition shall remain in full force and effect, and any such invalid, unenforceable or void term, provision, covenant or condition shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same and the remainder of this Agreement valid, enforceable and lawful. In this regard, Executive acknowledges that the provisions of Paragraphs 8(a) and 8(b) of this Agreement are reasonable and necessary for the protection of the Company.

            (f) Construction: The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive. The use herein of the word "including," when following any general provision, sentence, clause, statement, term or matter, shall be deemed to mean "including, without limitation". As used herein, "Company" shall mean the Company and its parents and subsidiaries and any purchaser of, successor to or assignee (whether direct or indirect, by purchase, merger, consolidation or otherwise) of all or substantially all of the Company's business or assets which is obligated to perform this Agreement by operation of law, agreement, or otherwise, and the parent, if any, thereof. As used herein, the words "day" or "days" shall mean a calendar day or days.

            (g) Non-waiver: Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by its duly authorized officer.

            (h) Remedies for Breach: The parties hereto agree that (i) Executive is obligated under this Agreement to render personal services during the Term of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement peculiar value, and (ii) in the event of a breach or threatened breach by either party of any covenant in Section 8 hereof, the injury or imminent injury to the value and the goodwill of the Company's business or to the Executive could not be reasonably or adequately compensated in damages in an action at law. Accordingly, each party expressly acknowledges that the other party shall be entitled to specific performance, injunctive relief or any other equitable remedy against the breaching party, without the posting of a bond and without limitation as to any other remedy, in the event of any breach or threatened breach of any provision of Section 8 of this Agreement.
The rights and remedies of the parties hereto are cumulative and shall not be exclusive, and each such party shall be entitled to pursue all legal and equitable rights and remedies and to secure performance of the obligations and duties of the other under this Agreement, and the enforcement of one or more of such rights and remedies by a party shall in no way preclude such party from pursuing, at the same time or subsequently, any and all other rights and remedies available to it.

            (i) Notices: Any notice, request, consent or approval required or permitted to be given under this Agreement shall be sufficient if in writing, and if and when sent by certified or registered mail, return receipt requested, with postage prepaid, to Executive's residence (as reflected in the Company's records or as otherwise designated by Executive on thirty (30) days prior written notice to the Company), with a similar copy to Executive's residence in France or to the Company's principal executive office, attention: General Counsel, as the case may be. All such notices, requests, consents and approvals so sent shall be effective upon being deposited in the United States mail. However, the time period in which a response thereto must be given shall commence to run from the date of receipt on the return receipt of the notice, request, consent or approval by the addressee thereof. Rejection or other refusal to accept, or the inability to deliver because of changed address of which no notice was given as provided herein, shall be deemed to be receipt of the notice, request, consent or approval sent.

            (j) Assistance in Proceedings, Etc.: Executive shall, without additional compensation, but at Company expense, during the Term, upon reasonable notice and at reasonable times, and after the Term, as reasonably requested considering Executive's other commitments, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any legal or quasi-legal proceeding, including any external or internal investigation, involving the Company or any of its affiliates or in which any of them is, or may become, a party, and, in all cases, which relate to activities in which Executive was involved during the Term and in which Executive's interests are not adverse to those of the Company.

            (k) Insurance and Indemnification:

                  (i) Executive shall be covered under any director and officer insurance policy obtained by the Company, if any, and shall be entitled to benefit from any officer indemnification arrangements adopted by the Company, if any, to the same extent as other directors or senior executive officers of the Company (including the right to such coverage or benefit following Executive's employment to the extent liability continues to exist); provided, however that Executive acknowledges and agrees that the Company shall not be obligated, in any way, except as provided in (ii) below, to obtain such insurance coverage or to adopt any such indemnification arrangements for such officers.

                  (ii) The Company shall indemnify the Executive to the fullest extent permitted by law against any claim or suits arising out of any act or inaction in connection with his positions.

            (l) Survival: This Agreement and the respective obligations, rights and benefits of the Company and the Executive as set forth herein shall survive the cessation or termination of Executive's employment with the Company and the termination of the Term in accordance with the terms set forth herein.

            (m) Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement. Facsimile signatures of any party will have the same force and effect as original signatures.

                                        ATARI, INC.

                                        By: /s/ Harry Z. Glantz
                                            -------------------

                                        By: Sr. V.P. Human Resources
                                            ------------------------

ACCEPTED AND AGREED TO:

/s/ Bruno Bonnell
-----------------
Bruno Bonnell

EXHIBIT A

                         PRE-APPROVED BOARD MEMBERSHIPS

IESA and any subsidiaries
DANONE S.A
EURAZEO S.A
SCPS
SAOS OL
PATHE

EXHIBIT B

                    TERMINATION AND GENERAL RELEASE AGREEMENT

                                   ATARI, INC.
                                417 Fifth Avenue
                            New York, New York 10016

                                                                        <<Date>>

<<Gender>> <<EMP_First_Name>> <<EMP_Last_Name>>
<<Address>>
<<City>>, <<State>> <<Zip>>

Dear <<EMP_First_Name>>

      PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL CLAIMS AND A WAIVER OF ALL RIGHTS TO MAKE A CLAIM AGAINST ATARI. DO NOT SIGN THIS AGREEMENT IMMEDIATELY. YOU HAVE TWENTY-ONE (21) DAYS FROM THE DATE YOU RECEIVE THIS AGREEMENT TO DECIDE WHETHER OR NOT YOU WISH TO SIGN IT. YOU SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT. IF YOU DO SIGN THIS AGREEMENT, YOU HAVE SEVEN (7) DAYS TO CHANGE YOUR MIND AND TERMINATE THIS AGREEMENT, THEREBY RELEASING ALL PARTIES FROM ANY OBLIGATIONS SET FORTH IN THIS AGREEMENT.

      You and Atari, Inc. ("Employer") hereby agree as follows:

      1. TERMINATION. The termination of your employment with Employer shall be effective as of the end of the day on <<TERMINATION_DATE>> (the "Termination Date").

      2. TERMINATION OF SALARY AND BENEFITS.

            (a) (i) As full and final consideration for the promises and terms set forth herein, and in lieu of any and all severance or other payment to which you might otherwise be entitled with respect to the termination of your employment with Employer, and as full and final settlement of any and all outstanding and remaining obligations of Employer to you which have, may have, or otherwise would have accrued had your employment with Employer continued, during the period (the "Severance Period") commencing <<Severance_Begin_Date>> and Employer shall pay you [as provided in Section 10 of the Employment Agreement].

               (ii) In addition, during the Severance Period, if you so elect, Employer will continue your medical/dental/vision benefits under COBRA, to the same extent as during your employment with your premiums deducted through payroll. Flexible spending account benefits may be continued through COBRA on a post-tax basis. If you wish to decline this benefit, you must notify your Human Resources Representative in writing. However, if you wish to continue your medical/dental/vision benefits after the Severance Period, you will be responsible for the entire COBRA premium. All COBRA related information will be sent directly to you by Employer's COBRA administrator, ARC. All ancillary benefits, such as 401K, Life, AD&D, STD, LTD Insurance will cease on the Termination Date.

               (iii) It is expressly understood and agreed that neither holiday pay, vacation time, nor sick days accrue during the Severance Period. Without limiting the generality of the foregoing, promptly following the Termination Date, you will be paid out for all unused, earned vacation, subject to customary wage related withholding.

               (iv) Any of your stock options that remain unvested on the Termination Date shall expire on such date. With respect to any stock options that have vested as of the Termination Date, however, you are afforded a period within which to exercise such vested stock options, as provided in your Employment Agreement and/or the applicable plan and grant.

               (v) Your eligibility to participate in the Employee Stock Purchase Program shall cease on the Termination Date. Accordingly, if the Termination Date falls within any offering period in which you were a participant in the Employee Stock Purchase Plan, Employer shall promptly refund to you all contributions made by you for that offering period.

            (b) Employer may make appropriate deductions from payments hereunder of all applicable taxes and other usual charges (including Social Security) for which you are responsible in respect of payments referred to herein.

            (c) Except as expressly stated in this paragraph 2, you shall not be entitled to receive any payments from Employer with respect to any period after the Termination Date. Without limiting the foregoing, it is understood that you shall not be entitled to any bonus payments beyond what you have already received.

            (d) Notwithstanding anything to the contrary expressed or implied elsewhere in this agreement, Employer hereby agrees that it shall not oppose, and/or otherwise provide any information adverse to, any application for unemployment benefits that you may make with respect to the termination of your employment with Atari.

      3. COMPANY PROPERTY/CONFIDENTIALITY; NONSOLICITATION/REMEDIES FOR BREACH. Sections 8, 9 and 15(h) as provided in your Employment Agreement shall continue to apply.

      4. ARBITRATION. Section 13(b) as provided in your Employment Agreement shall continue to apply.

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                                       3


      5. RELEASE.

         (a) In consideration of the foregoing (but except with respect to any ongoing obligations of Employer hereunder), you hereby release and discharge Employer, its parent, subsidiary or affiliated companies, from any and all claims, damages, liabilities, expenses, causes of action, whether now known or unknown, arising out of or relating to your employment by or performance of services for Employer, its parent, subsidiary or affiliated companies, and/or the termination of such employment or services, including, without limitation, any claims relating to a wrongful, premature or discriminatory termination of your employment and/or any claims relating to rights under federal, state or local laws prohibiting discrimination on the basis of race, color, creed, ancestry, national origin, age, sex or other basis prohibited by law, and any other applicable federal, state or local laws regulations, including, without limitation: (1) the Age Discrimination in Employment Act, 29 U.S.C. Sections 621-634 (age discrimination in employment including discrimination against individuals forty years of age or over); (2) Title VII of the Civil Rights Act of 1964, 42 U.S.C. Sections 2000e et seq. (race, color, religion, sex and national origin discrimination); (3) the Civil Rights Act of 1866, 42 U.S.C.Section 1981 (discrimination); (4) the Equal Pay Act of 1963, 29 U.S.C.
Section 206 (equal pay); (5) the Americans With Disabilities Act, 42 U.S.C.
Section 12101 et seq. (discrimination against individuals with disabilities);
(6) the Fair Labor Standards Act of 1939, 29 U.S.C.Section 201 et seq. (wage and hour matters); (7) the Consolidated Omnibus Budget Reconciliation Act of 1985, 42 U.S.C. Section 1395(C) (insurance matters); (8) the Employee Retirement Income Security Act, 29 U.S.C. Section 1001 et seq. (retirement matters); (9) Executive Order 11246 (race, color, religion, sex and national origin discrimination); (10) Executive Order 11141 (age discrimination); (11) Section 503 of the Rehabilitation Act of 1973, 29 U.S.C. Sections 701 et seq. (handicap discrimination). This also includes, but is not limited to, a release of any claims or rights you may have based upon contract, covenant, public policy or tort. If, notwithstanding this Agreement, you bring an action against Employer, based on any matter otherwise covered by this Agreement, you agree that you will pay all costs and expenses incurred by Employer in defending against such suit, including reasonable attorneys' fees; (12) the New York State Human Rights Law;
(13) the New York City Human Rights Law, and any other federal, state or local laws or regulations, from the beginning of time through the date that this Agreement becomes effective.

            (b) This Release shall not cover any rights or obligations with regard to any parent or affiliated entity with which you were separately employed, any rights of indemnification, any rights to directors and officer liability insurance, any right as a shareholder or any right under Section 10(g) of your Employment Agreement.

            (c) Atari, Inc., and its parent, subsidiary or affiliated companies, hereby acknowledge and agree that on and after the Termination Date, each of them will immediately be deemed to have and shall release and discharge you from any and all claims, damages, liabilities, expenses, causes of action, whether now known or unknown, arising out of arising out of or relating to your employment by or performance of services for Atari, Inc. its parent, subsidiary or affiliated companies, and/or the termination of such employment or services, including, without limitation, any claims relating to violations of Atari, Inc.'s policies and procedures.

      7. NOTICES; MISCELLANEOUS.

         (a) By entering into this Agreement, neither you nor the Employer or any of the Employer's officers, agents or employees, admit any wrongdoing or violation of law.

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                                       4


         (b) This agreement contains all the understandings and agreements between the parties hereto with respect to the matters set forth herein, and there are no others made either contemporaneously herewith or otherwise. This agreement may not be changed or modified in any manner except in writing, signed by a duly authorized officer of Employer and by you. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND WHOLLY PERFORMED THEREIN (WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS PRINCIPLES UNDER NEW YORK LAW). If any section of this agreement is determined to be void, voidable or unenforceable, it shall have no effect on the remainder of this agreement, which shall remain in full force and effect.

         (c) You understand that should you violate any portion of this release agreement, you will forfeit any right to receive the payments and, if the Payment has already been paid, Employer shall have the right to demand that you repay and you shall immediately repay any and all payments made by Employer to you pursuant to this agreement.

         (d) This agreement shall be binding upon the parties hereto and upon their heirs, administrators, representatives, executors, successors and assigns and shall inure to the benefit of said parties and each of them and to their heirs, administrators, representatives, executors, successors and assigns.

         (e) You hereby acknowledge that you have been afforded the opportunity to consult with an attorney of your choice concerning this agreement.

      If the foregoing is in accordance with your understanding of our agreement, please so indicate by signing in the place provided below.

                                               Very truly yours,


                                               ATARI, INC.

                                               By: ______________________

                                        Print Name: ______________________

ACCEPTED AND AGREED TO:

__________________________

Name:_____________________

SS#:______________________

Date:_____________________

EXHIBIT C

                              RIGHT OF FIRST OFFER

Executive shall notify, in writing, the General Counsel of the Company and the Chairman of the Audit Committee of the Board of the general outlines of the proposed Competitive Activity project (the "Project"), with details of the terms acceptable to the Executive and any other person or entity which has an interest therein (the "Initial Term Sheet"). The Company will have thirty (30) days to determine if it desires to commit to the Project on the terms specified. If the Company decides it wants to commit to the Project and so notifies Executive in writing within the thirty (30) day period, the Executive shall thereafter cause to be tendered to the Company an agreement with regard to the proposed terms of the Project based on the Initial Term Sheet. The Company shall then have thirty
(30) days to accept or reject the proposed agreement. Such acceptance shall be evidenced by execution of the agreement and making of any initial payments required thereunder. If the Company does not accept or rejects either the Initial Term Sheet or the agreement, Executive may enter into a deal with another party (including a related party) on terms no less favorable to him (or it) in the aggregate, during the 180 days following such rejection or failure to accept and the Company shall have no further rights with regard to the Project. If the Executive does not enter into such a deal during this 180 day period, the preceding procedures of this Exhibit C shall once again apply. Any changes in the signed deal with another party thereafter which are done in good faith shall not negate the deal with the other party or give the Company any new rights, including but not limited to those of first offer.

                                        ATARI, INC.

                                        By: ______________________

                                        By: ______________________

ACCEPTED AND AGREED TO:

___________________________
Bruno Bonnell